Exhibit 21.1

UNIFI, INC.

SUBSIDIARIES

Unifi Percentage
Of Voting
Name	Address	Incorporation	Securities Owned

Unifi Holding 1, BV (“UH1”)	Amsterdam, Netherlands	Netherlands	100% - Unifi, Inc.

Unifi Holding 2, BV (“UH2”)	Amsterdam, Netherlands	Netherlands	100% - UH1

Unifi Holding 3, BV	Amsterdam, Netherlands	Netherlands	100% - UH2

Unifi Central America Holding, SRL	St. Michael, Barbados	Barbados	100% - UH2
(formerly Unifi Asia Holding, SRL) (“UCAH”)

Unifi Textiles Holding, SRL (“UTH”)	St. Michael, Barbados	Barbados	100% - UH2

Unifi do Brasil, Ltda	Sao Paulo, Brazil	Brazil	99.99% - Unifi, Inc.
.01% - UMI

Unifi Manufacturing, Inc. (“UMI”)	Greensboro, NC	North Carolina	100% - Unifi, Inc.

Unifi Textured Polyester, LLC	Greensboro, NC	North Carolina	100% - UMI

Unifi Kinston, LLC	Greensboro, NC	North Carolina	100% - UMI

Unifi Sales & Distribution, Inc.	Greensboro, NC	North Carolina	100%-Unifi, Inc.

Unimatrix Americas, LLC	Greensboro, NC	North Carolina	100%-UMI

Spanco International, Inc. (“SII”)	Greensboro, NC	North Carolina	100% - UMI

Unifi Latin America, S.A.	Bogota, Colombia	Colombia, S.A.	84% - SII
16% - UMI

Unifi Equipment Leasing, LLC	Greensboro, NC	North Carolina	100% - UMI

Unifi Textiles (Suzhou) Co. Ltd.	Suzhou, Jiangsu Province	P.R. China	100% - UTH

Unifi Central America, Ltda. de CV	Ciudad Arce, El Salvador	El Salvador	99.99%-UCAH
.01%-UH2

UnifiYarns Mexico, S de RL de CV	Mexico City, Mexico	Mexico	99.99% - Unifi, Inc. .01% UMI